AMENDED[1]JOBS ACT / REGULATION A, AS AMENDED - OFFERING CIRCULAR[2] THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND THE STATE OF NEW YORK - OFFICE OF THE ATTORNEY GENERAL - INVESTOR PROTECTION UNIT DO NOT PASS UPON THE MERITS OF OR GIVE APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, OR PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION AND PURSUANT TO REGISTRATION WITH THE STATE OF NEW YORK; HOWEVER, NEITHER THE COMMISSION NOR THE STATE OF NEW YORK HAVE MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.[3]

Issuing Company: Southern Tier Region Rural Broadband Company, Inc. Issuer's Representative: Tony Ramos, President
1050 Connecticut Ave., NW
Suite 500
Washington, D.C. 20036
202-642-5238
tramos@urbroadband.com

DATE OF OFFERING CIRCULAR: December 5, 2016
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC: UPON
APPROVAL[4]

DESCRIPTION OF SECURITIES: $3 million / $6,000,000.00[5] common/voting shares / Tier 1 Regulation A MATERIAL RISK: THE COMPANY HAS NO OPERATING HISTORY. SEE OTHER RISKS SHOWN IN THIS OFFERING CIRCULAR. MITIGATION OF RISK FACTOR: THREE-DAY RIGHT OF WITHDRAWAL AFTER SIGNING OF SALES
CONTRACT

UNDERWRITERS: none.

DISTRIBUTION SPREAD TABLE*
	Asking price to public: $100 per share
	Underwriting discounts and commissions*: None
	Proceeds to Issuer or to other persons per unit: 100% to Issuing company[6]
	Termination date: Four years after last qualification date
	Total maximum securities offered: 400,000
	Total minimum securities offered: 60,000

 *Per Model B instructions, investors are advised as follows: as of the date of qualification by the SEC and the State of New York, the Issuer has not retained any third-party sellers, to whom commissions would be paid, and therefore, no cash or any other commissions would be paid as of that date. That said, the Issuer will seek such third-party sellers as they become known, and, upon the retainer of any, this Offering Circular will be amended, and, should it have been already provided to any potential or real investors, will be provided to them as amended, and the link to the full EDGAR file will also be posted on the Internet with the original Offering Circular at www.urbroadband.com.







TABLE OF CONTENTS

TABLE OF CONTENTS......................................................i


I. INTRODUCTION - FORWARD-LOOKING STATEMENT
DISCLAIMER AND OFFERING SUMMARY........................................1-10


II. ITEM 1. SUMMARY INFORMATION,
RISK FACTORS AND DILUTION..............................................10-25

III. ITEM 2. PLAN OF DISTRIBUTION......................................26-27

IV. ITEM 3. USE OF PROCEEDS TO ISSUER..................................28-34

V. ITEM 4 DESCRIPTION OF BUSINESS......................................34-44

VI. ITEM 5. DESCRIPTION OF PROPERTY....................................44-47

VII. ITEM 6. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES...47-54

VIII. ITEM 7. REMUNERATION OF DIRECTORS AND OFFICERS...................55

IX. ITEM 8. SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN SECURITYHOLDERS............................................55-57

X. ITEM 9. INTEREST OF MANAGEMENT
AND OTHERS IN CERTAIN TRANSACTIONS.....................................58-61

XI. ITEM 10. SECURITIES BEING OFFERED..................................61-66

XII. ITEM 11. REQUEST FOR QUALIFICATION................................67






			i


I.


 INTRODUCTION


A.  FORWARD-LOOKING STATEMENT DISCLAIMER

This Offering Circular relates to the offer and sale of up to $6,000,000.00[7] in JOBS Act Regulation A - Tier 1 common voting shares at the asking price of $100.00 per share, to be issued by Southern Tier Region Rural Broadband Company, Inc. (hereinafter, STR.) The parent company, Rural Broadband Company, Inc. (hereinafter, RBC), posts its
JOBS ACT offerings on its website at www.urbroadband.com. The principal offices are located at 1050 Connecticut Ave., NW, Suite 500, Washington, D.C. 20036. The phone number for these offices is (202) 462-5238.



This forward-looking disclaimer is governed by 15 U.S.C SS 78u-5(c).

The statements in this offering circular may contain
'forward-looking statements.' Such statements relate to future, not past, events. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend,"
"plan," "believe," "seek," "see," "will," "would," or
"target." Forward-looking statements, by their nature address matters that are, to different degrees, uncertain, including expected cash and non-cash charges, expected income, earnings per share, revenues, organic growth, margins, cost structure, restructuring charges, cash flows, return on capital, capital expenditures, capital allocation or capital structure, and dividends. Particular uncertainties that could cause actual results to be materially different than those expressed in these forward-looking statements may include obtaining or the timing of obtaining, any required regulatory reviews or approvals, and the ability to reduce costs as STR executes on its installations, changes, and/or variations in law, economic and financial conditions, the impact of conditions in the existing 'served' broadband market, and variable conditions that may affect the user adoption rate for broadband in the unserved areas where WRG plans to make its installations.


			1


Further uncertainties may include the ability to maintain a credit rating, and the impact on funding costs and competitive position if STR does not do so, the adequacy of cash flows and earnings, and other conditions which may affect STR's ability to pay a dividend or to repurchase shares, which may be affected by its cash flows and earnings, and other factors.

Other uncertainties may include the inability to convert pre-order commitments into orders, the price which STR may realize on orders since commitments are stated at list prices, customer actions or developments such as cancellations and other factors that may affect the level of demand and financial performance of the customers which STR serves, the effectiveness of STR's risk management framework, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of regulation and litigation, STR's capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions, STR's success in completing, including obtaining, regulatory and zoning approvals.

Further, uncertainties may limit STR's success in integrating acquired businesses and operating joint ventures, its ability to realize anticipated earnings and savings from transactions, to acquire businesses and joint ventures, the impact of potential information technology or data security breaches, and other factors are described throughout this offering circular. These or other uncertainties may cause STR's actual future results to be materially different than those expressed in these forward-looking statements. STR does not undertake to update its forward-looking statements.

STR's public communications and SEC filings may include certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

The securities offered herein are speculative securities. Investment in the securities involves significant risk, and investors are required to hold the investment for a definite period of time. The investor should purchase these securities only if the investor can afford a complete loss of the investment.















			2


No Federal or State securities commission has approved, disapproved, endorsed, or recommended this offering. The investor should make an independent decision whether this offering meets the investment objectives and financial risk tolerance level of the investor. No independent person has confirmed the accuracy or truthfulness of this disclosure, nor whether it is complete. Any representation to the contrary is illegal. Furthermore, these authorities have not passed upon the accuracy or adequacy of this offering circular. Any representation to the contrary is a criminal offense.


This offering circular contains all of the representations by the company concerning this offering. No person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this offering circular.

In making an investment decision, investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved.

The securities being offered have not yet been qualified under Federal or State law. STR plans to qualify its offering, initially, with the State of New York as a qualifying State, so that its offering with the Securities and Exchange Commission may be qualified as a JOBS Act - Regulation A - Tier 1 Offering. STR plans to require any third-party sellers to prove to investors, their registration to, and qualification to sell these securities in the States where they are authorized.

No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this offering circular, and, if given or made, such information or representations must not be relied upon as having been authorized by STR.

The website at www.urbroadband.com and corporate blog located thereon, as well as Facebook and Twitter, contain a significant amount of general information about STR. STR encourages investors to visit the website and social media sites from time to time, as information is updated and new information is posted.

The investor should consult with any attorneys, accountants and other professional advisors as to the legal, tax, accounting and other consequences of an investment in STR.




			3


B.OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that the investor should consider before investing. The investor should carefully read the entire Offering Circular, especially concerning the risks associated with the investment in the securities covered by this Offering Circular discussed throughout this document. STR uses the term 'STR' to refer to Southern Tier Region Rural Broadband Company, Inc., a New York corporation. As indicated above, some of the statements in this offering circular are forward-looking statements.

This Offering Circular relates to the Offering of up to $6,000,000.00[8] in common voting shares at the asking price of $100 per share.



The business originally formed in order make application for Federal grant funding for rural broadband in the year, 2009. There are now a group of companies that seek funding from government procurement opportunities, that is grants and bids, at the Federal and State levels, including STR. With the advent of the JOBS Act, in 2013, STR added equity funding to its portfolio of funding sources. Upon funding, STR seeks to use the proceeds from those sources to build broadband interconnector infrastructure in what is known as the 'unserved rural census blocks' and other such areas, in the rural United States.

The group made STR a formal company, after passage of the JOBS Act. Thus, upon its effective date in 2013, the group registered STR under JOBS Act, Rule 506, with the filing of Form Regulation D, with the Securities and Exchange Commission (hereinafter, the SEC).

In 2015, the SEC made applicable the second of three JOBS Act offering opportunities, Regulation A, anecdotally known as Reg. A+. With the opening of Reg. A+, STR made this application to the SEC. STR has been notified by the SEC that, upon qualification by a State, as required under the Reg. A+ Tier 1 rules, the SEC application will be qualified.





			4


According to the Federal Communications Commission (hereinafter, the
FCC), there are a minimum of 84,000 census blocks that are unserved for broadband in the rural United States. There are currently more than 46 million people living in the rural United States. Thus, the task is quite large.

Because certain rules concerning exempt limited offerings and transactions govern the exemption, STR started its Rule 506 JOBS Act offering with a 'one class/one price' format of and asking price of $100 per share/common voting stock. For consistency, STR carries that scenario into its JOBS Act Reg. A+ offerings, including in this offering circular. When considering the extensive recitation as to forward-looking statements shown above, as well as other significant risk factors discussed throughout this offering circular, including in this summary, and as otherwise required by JOBS Act rules, STR includes in any investment contract, a 3-day right of withdrawal clause, as well as a waiver of the 3-day right of withdrawal.

Investing in STR is not without risks, and there is no guarantee of a return on investment. The investment contract gives STR the sole discretion in applying any amounts that it receives from an investor. If STR becomes subject to a bankruptcy or similar proceeding, a holder of a security will have a general unsecured claim against STR that may or may not be limited in recovery.

The intended focus of STR's business is the 'last mile' rural broadband interconnector sector. STR focuses on rural census blocks that are deemed 'unserved' for broadband by either the FCC, or any other Federal agency or Department, or any State. STR may also conduct surveys, where evidence suggests that, despite not being on any Federal or State map, there is no broadband in certain rural census block areas.

Proceeds from the investments typically will be applied towards the installation, first, of the 'connector' or 'middle mile' infrastructure. The 'last mile' refers to not an actual 'last mile,' but more to the anecdotal, as if crossing the finish line in a drawn out process. The 'last mile' is, basically, the last part of the outside infrastructure, say on a residence. For those who have cable of fiber in their home, the 'last mile' is where the connection box on the outside of the home is located.

For those who have a wireless connection, the 'last mile' is where the receiving device is placed on the home to receive the wireless signal from, say, a cell. tower. For those homes that have satellite, the 'last mile' is basically the dish that is bolted to the home. STR's systems may include components of wireless, cable, fiber or satellite as a 'last mile interconnector.'



			5


The 'last mile' 'interconnects' with a 'middle mile' interconnector infrastructure. That is the infrastructure that is, for example, in a cable/fiber system, running along the right-of-way out by the sidewalk on a residential street. In a satellite connection, the 'middle mile' starts at the satellite. With wireless, the 'middle mile' starts at the place where the wireless signal is sent to the residence, and could be a cell. tower, a sending radio bolted to a mast to a barn, or a silo on a farm, as examples.

Interconnector companies like STR do not provide actual program content to residents. Residents are free to purchase all manner of retail convenience products and services that make modern life on the internet more enjoyable. Thus, residents can sign up with their own email accounts, or use, for example, Gmail. While STR will provide streaming video equipment, and provide a consumer choice as to what any customer may want to watch, from Netflix, Hulu, Crackle, HBO or any of the others, STR does not provide content shows or any other streaming service. Such distinction keeps separate the key function of the interconnector sector, infrastructure, from the Broadband Internet Access Service (hereinafter, BIAS) service provider sector, typically the local cable company, or, as indicated, streaming video companies. This specific BIAS definition was expanded in the FCC's most recent 'open Internet' rules.

In the second instance, proceeds from the investment will be applied towards the installation of 'last mile' outside infrastructure components at the homes and residences of customers. This function is much like installing the cable box or satellite dish on the outside of the home. In some instances, wireless radios that have been approved by the FCC under a technology called 'white space' will be utilized. In other areas, however, more traditional wireless technology, known anecdotally as 'microwave' will be utilized, in each case depending on the terrain, among other factors. For areas where the terrain completely prohibits those technologies, STR will make every attempt to provide satellite interconnector service.

In the third instance, proceeds from the investment, will be applied for the purchase, installation and customer use of the 'kit' components inside the home. The 'kit' is basically the same, at this stage of the installation, as with any other residential service, and investors can compare what is in their own homes with STR's projected service system. The 'kit' will include broadband, streaming T.V., smartphone sync with a VoiP app., cloud storage service components, a tablet device, and a router for indoor WiFi.








			6


Finally, proceeds from the investment will be applied for customer acquisition, also known as user adoption, and retention, sales and service. In this regard, advertising will likely mirror what any consumer views on the T.V. at any time with the broadband and phone companies. Making sure that a professional customer service and installation and repair team are in place will be major factors towards achieving customer acquisition, retention and user adoption. Customer satisfaction ratings must be a # 1 priority.

In order to achieve the investment proceeds, STR will utilize the services of professional third-party sellers. The Reg. A+ rules allow for such sellers that include underwriters, brokers, dealers, sellers and finders. The rules provide guidance on 'cover' contracts that must be signed by STR and the third-party sellers. The 'cover' contracts require certain disclosures, including commission rates, that must be made public by posting of the contracts on the SEC's electronic filing system, called EDGAR. Some components, like commission rates, must be, and will be posted on the cover of this offering circular, once such sellers are retained. STR anticipates retaining such third-party sellers upon qualification. Those sellers must satisfy registration requirements of any State in which they will be selling. Reg A+ allows for $6 million[9] of the $20 million Tier 1 offering amount to be sold by third-party sellers. Upon qualification, STR will only sell through the third-party sellers

Up to the first $6 million[10] of this offering, as allowed by the Tier 1 rules, is to be conducted by the third-party sellers. In the case of underwriters, at the time of their retainer, such will be retained on either a 'take and pay' basis, or on a 'best efforts' basis, both as allowed by the JOBS Act regulations. STR will pay a commission or other remuneration to the the third-party sellers.

This Offering Circular relates only to the offer and sale of up to $6 million[11] of common/voting shares at the asking price of $100 per share. The asking price range is from $15 to $100 per share. There is no other class of shares. There are no selling shareholders. Although shares are being offered at the asking price of $100 per share, market conditions and the efforts of third-party sellers will ultimately determine the selling price of shares to any individual investor.





			7


A hypothetical project area of 1,500 homes that are in contiguous unserved census blocks, where the 'middle mile' 'interconnect' co-location point is also contiguous to those blocks may be illustrative here. The 'last mile,' that is, either the wireless receiving radio placed on the outside of the residence, or the satellite dish, plus the customer install equipment inside the residence, together, have an average of $3,000.00 per residence. Under this scenario, $4.5 million, of the $6 million[12] will be utilized for these two components. In order to serve those 1,500 homes, a technology solution of existing middle mile cable or fiber co-location with white space technology sending and receiving radios is assumed. For such a project area size, a minimum of 20 'middle mile' white space technology sending radios must be installed. These radios will receive the signal from the 'middle mile' broadband connection, and then transmit it to the 'last mile' receiver at the residence. Based upon an install already completed, STR can approximate a sunk cost expenditure, per location of $4,500.00, or $90,000.00 for the 20 'middle mile' sites.

For those 20, locations, in order to be able to provide broadband speeds that are in compliance with general guidelines and also established rules in some states, but typically with a capacity of no less than 100 mbps, wholesale costs will be $1,200.00 per month, per location, with a minimum of a three-year wholesale contract, so as to be prepared for full service as each residence comes online, or $518,400.00. The remaining proceeds will be applied to the customer acquisition and retention components, including significant advertising and 'loss leader' component offerings to new customers, as well as rents on sending radio sites and, of significant importance, user adoption rate and customer service programs and services.

Investors, as well as regulators, are free to draw upon comparisons with their own monthly residential broadband packages for data, streaming T.V., phone, streaming video, cloud storage and any peripherals, like upgrades for speeds, or for WiFi gadgets to be added to the monthly bill.

In the event a customer fails to make payment on a due date, STR will have the option to pursue various remedies. When considering that folks in the unserved areas will be achieving broadband in the home for the first time, however, the policy will be to 'keep the customer instead of cutting the service.' In extreme cases, therefore, remedies could include, for example, imposing a late charge and a 'disconnect and equipment return fee.'





			8


Research has indicated, however, that the costs of acquiring a new customer, then disconnecting, and dismantling the equipment on the outside of the residence, and then re-installing the that equipment, and reconnecting the service, may not be worth the effort of losing a customer. For these reasons, STR will want to do everything possible to avoid a disconnect. Any and all collection proceeds received will be applied first, to all costs and expenses of any nature whatsoever incurred by STR for the maintenance, preservation, defense, protection, sale, other disposition, collection, including without limitation court costs and reasonable attorneys' fees, expenses, including those associated with the defense or any related action, claim or demand, and disbursements, second, to accrued and unpaid amounts owed, and third, to any further dismantling, disconnect and equipment pick up costs. The statement of cash flow set forth below with respect to the period from October 16, 2015 to the present, based on a calendar year reporting, is derived solely from STR's banking statements, are not audited, and have not been reviewed by any person in the bookkeeping or accounting sectors. The amounts, as shown are very small, and reflect only investment proceeds from JOBS Act / Rule 506 investors, and were made for the purposes of developing project areas in the STR project areas, and in connection with costs associated with this offering. Further, and importantly, STR, as indicated above, was formed specifically to qualify for JOBS Act / Rule 506 opportunities, and therefore, only in the year, 2013.

The current project areas are distributed throughout Broome County, New York. This area is located in the southern tier region of upstate New York. The Southern Tier counties are: Allegany, Broome, Cattaraugus, Tioga, Chautauqua, Chemung, Chenango, Delaware, and Steuben

STR previously filed FCC Rural Broadband Experiment bids for the following communities in the southern tier of New York: Broome, Chenango and Delaware counties. These existing project areas will form the first installation sites from this funding opportunity.






			9




Statement of Cash Flows
For the Period 10/16/2015 to 11/18/2016

Cash flow from operating activities - net income                 -3,004.00[13]

Cash provided by/used in operating activities                    -3,004.00

Net increase in cash                                             -3,004.00

Cash on hand on November 18, 2016                                     0


ITEM 1.
SUMMARY INFORMATION, RISK FACTORS, RISK
MITIGATION FACTORS, DILUTION AND MATERIAL DISPARITIES


        A. Summary Information:

Investing in STR involves a high degree of risk. In deciding whether to purchase shares, the investor should carefully consider the following risk factors and additional information about the risks associated with the investment that may be contained throughout this offering circular. Any of the following risks could have a material adverse effect on the value of the shares purchased, and could cause the investor to lose all or part of the initial investment, or could adversely affect any future value which the investor expects to receive on the shares. Only investors who can bear the loss of their entire investment amount should purchase shares.

This Regulation A - Tier 1 opportunity is for what is called the 'interconnector' sector of the telecommunications infrastructure industry. This sector provides the system whereby broadband internet access service (BIAS) providers, as currently defined by the FCC's rules, sell their retail services to customers. These are BIAS companies like Netflix, Hulu, Crackle, YouTube, Apple TV, as well as the traditional content providers, like Comcast and Time Warner Cable, as well as companies like Google and Facebook.









			10




The official statutory legal language for the interconnector sector may be found at 47 U.S.C. SS 251.

Interconnector companies are the independent companies that provide the structure by which internet and telecommunications signal is transferred. Companies like American Tower Company are interconnector companies for wireless communications. That is to say, that American Tower itself, does not generate any telephone or internet service or content, but rather buys plots of land, builds towers on them, brings signal to its tower, and then leases tower space, like leasing an apartment, to telecommunications, radio, T.V., broadband, and other companies.

Companies like Lightower, by contrast, are fiber interconnector companies. That is to say that Lightower will, based on its market analysis and other issues, including customer needs, lay fiber to certain sections, and then charge a fee to anyone who wishes to use it, and charge a fee to make it work for the customer. Companies like Lightower will connect to a broadband trunk line, sometimes anecdotally known as the 'first mile,' with a typical industry plug-in, then wholesale the broadband service from a broadband broker, then sell the connection as a part of its service. Like with tower companies, however, Lightower and other fiber companies, do not sell retail content, or any other end-user services, like email, streaming video, or cloud storage. Such companies are strictly on the industrial side.

This being said, such companies as Verizon, Comcast and Charter
Communications, have some own their own infrastructure. In this regard, they, too, could be considered, and are by STR, considered, interconnector companies. STR says so because, in some areas of its projects, the closest connection where STR could achieve a broadband connection, will be where the closest one is located.

In addition, however, companies like Verizon do not limit their business to just selling wholesale to interconnector companies like STR. Instead, all of those companies sell a wide variety of retail products and services, which they generate, like the 'triple-play' for phone/data/T.V. This distinction, of these added services, places them into a separate category for purposes of being regulated by the FCC:
Broadband Internet Access Service (BIAS) providers.










			11


On February 26, 2015, the FCC issued new rules that govern both the interconnector sector and the BIAS providers. See, In the Matter of Protecting and Promoting the Open Internet, GN Docket No. 14-28.

STR is more like companies like American Tower or Lightower. That is to say that STR does not originate or sell retail content and does not sell retail services, like the 'triple-play.' Customers wanting any of those services, instead, are free to go onto STR's system and decide what it is that they wish to purchase. Once customer acquisition is achieved, the customer may wish to purchase retail services from the local BIAS. Such a system results in a win-win for the investor, because both the customer and the retailer both need, as a requirement, STR's system. Or, they may choose not to do so, and instead purchase other retail services, like streaming video content, or both, by selecting the individual services from STR's menu of items. Among the major complaints from consumers, as far as broadband retail services are concerned, is that the broadband provider requires the customer to purchase some version of the data/TV/phone service. With STR's menu, as STR is not a BIAS provider, customers will be able to buy only the services they believe are best for them.

As both the federal government and the States, now tracking internet connections since its usage began to be commonplace some few decades ago, begin to grapple with how to make sure that all areas of the country have internet, concerted efforts are underway to define what is an 'unserved' area, and how best to entice innovation and expansion from new companies like STR. For example, the following statistics exist for 'unserved' census blocks in the STR investment project area:

For example, the following statistics exist for 'unserved' census blocks in the STR project area:

FCC Rural Broadband Experiment Census Blocks

Broome County, NY

Total Eligible Census Blocks:110
Total Eligible Units: 610








			12


State of NY Broadband Data

Broome County, NY

Total Eligible Census Blocks: 443 Total Eligible Units: 976

6/2014 State of New York Broadband Data Total Eligible Census Blocks:
418 Total Eligible Housing Units: 770

TOTAL of non-overlapping RBE and NY Census Blocks: 457

TOTAL of non-overlapping RBE and NY Housing Units: 1,102

These vast amounts of unserved census blocks form the foundation of new companies like STR. That is to say that companies like STR, that specialize only in this large, unserved market, represent the future that will allow for the completion of broadband infrastructure in the United States. At the same time, however, and now with the STR group in its eighth year, its analysis and, therefore, development efforts have led to the conclusion that the best way forward, for the country, and for investors, is to simply limit the expansion efforts to only 'interconnector' expansion. In other words, there is enough 'middle mile' infrastructure, and there are enough BIAS retail sellers in the contiguous areas so as to allow for folks in rural America to very quickly ramp up and join folks in urban and suburban areas to enjoy the benefits of broadband once STR installs the 'last mile' system.

The project area, in addition, contains the first city wi-fi project, called 'Hot Bing.' This project, the first such for RBC and its subsidiaries, is a rural city sidewalk public WiFi project in the City of Binghamton, New York. The project will generate revenue from local, State, County and City government, which will use the system to provide information concerning services, and also by local business in payment for services that can be obtained by using the system, like finding a parking spot for a hockey game, as well as from ad revenue for local businesses, including 'The Arena' a major entertainment complex, and from SUNY/Binghamton, which has a large student residence population in the City.










			13


		B. Risk Factors:


1. Statements of future forecasts, projections and expectations are not statements of returns on investment;

2. Market penetration may not be immediate.

There exists an issue of equal importance to infrastructure expansion for resolution relative to the full expansion of broadband in the rural United States, having to do with the 'user adoption' rate. STR's research has led it to issue this caution to investors as among the risk factors. STR's position, so as to best inform investors, is that this factor weighs in as much as 50%, the other half being the installation of the 'last mile' infrastructure, in STR's potential success.

Among the references that have guided us in posting this cautionary selection is the history of rural electrification in America. For, although New Deal legislation solved the problems of removing monopoly control of electricity, and provided funding, not until a separate agency to improve the user adoption rate was created, did the possibility of folk actually using it, and therefore paying for it, result. Among the most creative ways to insure that, by having an electrical outlet in the home, rural residents would actually plug something into it, was the promotion and inexpensive sale and financing of appliances. After completing surveys, the three items chosen as the most important to future rural consumers were the electric iron, the washing machine and the refrigerator. Thus, many more-senior investors may come to remember a time when, before Sears, their parents went to the local electric company to pay their bill, and also to buy appliances.

With history as a guide, therefore, STR will seek to minimize this risk, while, at the same time, cautioning investors as to its existence. For STR's projects, where folk do not have any broadband on their smartphones when they arrive home, and no internet at all in the home, there will be incentives to use the system once up and running. One such non-negotiable, and by comparison to the rural electrification gadgets, is that a tablet will be provided to each residence where service is established. Many customers will already have a tablet, like an iPad, but for STR, providing one as part of its system guarantees, for STR and for the customer, the router connection, the smartphone VoIP app., as well as STR's company app., where all billing and feature changes can be made.








			14


The second prong of STR's user adoption rate mitigation program will be constant and competitive advertising across all media lines, targeted to the project area. STR has worked hard to arrive at a concept that brands its service, while at the same time, conveys its message, and believes that the 'My First Car Club' conveys that message. Since there was never even a word like 'Google' STR figures that it are not that far off the mark. Importantly, however, being a member of a club is fun, 'members' can communicate on STR's social media pages, and STR can give its retail/customer support outlets a matching name: 'The Shop.'

The advertising campaign will be a sustained effort, tailored in each area to the local benefits of the community, like the annual 'Ellenville Blueberry Festival,' for example. Importantly is the fact that, although suburban areas that are near the rural areas seem to have a captive market for the BIAS companies, in fact, advertising, especially on T.V. is non-stop. Such advertising, which runs over into the rural areas, however, can be of a huge benefit to us as complimentary advertising. For, by the BIAS companies offering the types of retail services that customers want, new customers will have an even greater incentive to become STR's customers, and then become retail customers of those companies.

STR cautions, that such market penetration may take as long as 12-24 months before the critical mass of 'I want to join the 'My First Car Club' as a customer arrives.;

3. Zoning issues may delay the start of parts of the project;

By and large, this cautionary section concerns parts of a project area where a zoning change or variance may be required. While such should be extremely rare, and any delays short-lived, STR thought to mention same here.

In fact, in the vast majority of project areas where STR would begin operations for many years to come, existing assets, like cell. towers which have already been through the zoning process, or 'middle mile' cable hook ups, where the cable company long ago resolved the zoning issue, will solve 'last mile' zoning issues.




















			15


STR raises this issue here, therefore, in the unlikely event that there may be zoning ordinances, or community ordinances that do not cover 'wireless receiving residential equipment,' and for which STR would retain local zoning counsel to either amend the ordinance or obtain a variance.

4. Attracting broadband internet access service (BIAS) providers to a carrier-neutral environment could result in initial limited user expansion;

5. Local government needs could accelerate adoption, at a short term financial loss;

Of a lesser priority than the absence of infrastructure and the issue of the user adoption rate, is a caution here about local government demands for service.

This caution is more one of a political one where being a 'good neighbor' can far outweigh any other local benefit. Broadband infrastructure and service is no different to any local government than is any other type of service, gas, water, electricity and the like. Like the companies that service those sectors, STR's sector, and in fact, STR, will become involved in providing additional infrastructure, either one of the 'middle' mile' radios, or, if in an area where one exists, with the 'last mile' radios in the project area.

For example, most likely, the first wireless sending radio will be mounted to a water tower/tank that is owned by the county. In exchange for being allowed to mount the radio onto the tower frame, most likely, STR will pay a base rent, but also be asked to provide either additional, supplemental, or replacement internet service to that facility, at STR's expense, initially.

The caution becomes important because, in all likelihood, being responsive to local government would lead us to want to establish that service at that water facility, and also, to provide for the monthly billing expense for the broadband signal, and provide for gadgets and technical support to bring the plant current. All at a short-term financial loss.

This being said, a given is that, upon the next budget cycle, public hearings, discussion, and vote on the annual budget, most if not all local governments are envisioned as factoring in the recurring costs into the budget to be paid for by the taxpayers. The sunk costs for the equipment would be expensed by STR's accountants as best as possible.










			16


6. The Company has no operating history;

7. Sales of shares will be restricted in accordance with Regulation A, as amended;

STR makes this offering consistent with Reg. A+ regulations governing Tier 1 only for third-party sellers:

	a) Tier 1: offering limit of $20 million, including up to $6 million[14] to be sold only by third-party sellers;

	b) Limit re-sales by selling securityholders under amended Rule 144.

8. Technology choice: the 'last mile' technology may include white space technology, fiber or cable co-location at the 'middle mile.' White space technology was authorized by the U.S. Federal Communications Commission
(FCC), in 2012, and thus, there is limited data on a national rollout of this technology at the present time. This project would be among the first for a consumer-ready rollout of the technology infrastructure.

STR states here, however, that white space technology is just one of the 'last mile' technologies that are available to STR. The others are as mentioned above, wireless, also known as 'point-to-point' or 'microwave' or 'wireless Internet Service,' or fiber, or satellite. Further, some combination of white space and microwave technology may also be suitable and necessary for this project, given the large geographic expanse.

As already illustrated above, no 'single-technology' solution exists for rural America, so that, in fact the 'middle mile' will always be either wireless or fiber, or in the case of satellite, the satellite itself, for example.

The year 2013, did, however, provide two significant boosts for rural broadband. First, to JOBS Act presents a major new way to achieve funding that is scaled to project areas














			17


and sizes. Second, the FCC authorized the commercial use of white space technology, and emphasized its benefits for rural America. See, PUBLIC NOTICE Federal Communications Commission, DA 13-324, Released: March 1, 2013 Office of Engineering and Technology Authorizes TV White Space Database Administrators to Provide Service to Unlicensed Devices Operating on Unused TV Spectrum Nationwide, ET Docket No. 04-186.

These twin incentives drive STR's projects, but at the same time, investors must be cautioned that, whereas white space technology is not new, its application to rural areas is new. Investors may also know that STR's government procurement efforts are on an equal par of activity as is its equity effort.

As a thumbnail sketch, investors and regulators may know that 'white space' refers to the location to capture radio signal that is exactly 100 feet above ground level at any given ground level point. It is at this point, and only at this point, that, for decades, unlicensed television channels have existed, these primarily in very small market areas. In all other T.V. areas, and in fact, in all other telecommunications areas, signal location in the air is regulated and licensed.

As can be expected, if a T.V. station is not making money, it would have no need to use one of the unlicensed channels in its area, and that channel would be open for anyone to use. In any given area, there may be many, many unused channels. In the United States, there are millions, and these are all identified by the FCC.

One technology issue which the 'white space' space refers to is the fact that, like smaller and local radio stations, the signal strength capacity on any single channel is limited. This issue is resolved, however, since there are many, many channels free-floating with each other in a given area. This is where the FCC's white space technology administrator authorization of 2013 comes in. Without white space administration, there could be no white space technology, because too many folk would be on one channel at one time, causing system failure.

As the above FCC publication title indicates, however, in 2013, the FCC authorized the commercial use of white space and authorized administrators to manage it. It was this memo that opened the floodgates to white space technology for rural America.














			18


In other words, companies like Redline Communications, for many years, installed, and continue to install white space technology, as private systems, mostly in very remote areas and mostly in mining towns, or for municipalities. Those systems would grab the white space signal, and the administrators would make sure that, if a channel began to fill up, the administration software would switch the signal to another channel that was not being used, or not being used to capacity. Thus, neither 'white space' nor 'white space technology' are new. The FCC has authorized the following white space administrator companies for the United States:
Spectrum Bridge, Inc., RadioSoft, Inc., Google, Inc., LStel, Key Bridge Global LLC, and iconectiv.Spectrum Bridge, Inc., is the company that our vendor, Redline Communications, Inc. uses. In other words, with the purchase of the equipment, comes the Spectrum Bridge service contract.

The promise that the FCC believes holds for white space in rural America concerns its ability to 'see' through areas where 'line-of-sight' microwave does not. For example, if a sending microwave radio is set on a cell. tower and has a certain range, say five miles, it can only send the signal to a receiver that is within the line of sight of the cell. tower. For most of rural America, the option of putting up millions more cell. towers, and then expecting the sending radios to reach into every terrain area, is not an option. The chances of the cable companies running cable, at an estimated $25,000.00 per mile, into rural areas with low residential density, is, also, not an option. Those two technologies, again, however, do provide extremely cost-effective 'middle mile' connections and thus, a cost savings that investors should know about.

As STR has been developing projects with white space technology, therefore, since 2013, its team has developed some practical expertise, especially when considering that it has one completed 'middle mile' white space technology installation. STR can state, therefore, and this in conjunction with Redline, the key to a successful 'last mile' connection for white space has to do with the height of the radios. In fact, a good rule of thumb, as a practical matter, that has developed is to have a good inverse relationship between the 'middle mile' sending radio, or the 'base station,' and the residential housing unit. In this manner, the resident will need the shortest mast upon which to mount the receiving radio, and, therefore, the least aesthetic intrusion. The satellite industry grappled with this aesthetic issue for years, until it was finally able to make the dishes smaller. STR seeks, therefore, to go to sites, like barns, or large industrial plants in rural areas, like cement plants, but also water towers and large water tanks, in












		19


addition, of course, to cell. towers, where it can reach as close to 100 feet, ten stories, at that location. At that height, that radio can clear any major obstruction, and where smaller obstructions, like treetops, or mountain peaks prevail, its signal, unlike line-of-sight, will wrap over those obstructions to reach the residential unit.

This being said, investors should know that there will be circumstances where the residential unit must also go up a substantial height, in order to breach any complete obstruction from the 'middle mile' radio. STR feels, however, that because it will rely on significant and existing 'middle mile' infrastructure, enormous savings will result, savings which can be passed onto the consumer, who, once signal is established, and gadgets being used, will welcome the opportunity to use its service. In short, STR's message to investors is that it's hard, but it can be done and, like any of the larger telecommunication companies, STR believes that it, too, can thrive;

9. There is an absence of profitable operations in recent periods;

10. There is no current, defined method for determining market price for the service, as the service has, as of yet, not had a commercial rollout;

11. The project has not yet been completed and, accordingly; has no operating history. The company, therefore, has no operating history of earnings and its operations will be subject to all of the risks inherent in the establishment of a new business enterprise. Accordingly, the success of the business is completely dependent upon financial, business, competitive, regulatory and other general factors affecting the rural broadband interconnector sector in general as well as prevailing economic conditions;[15]

STR address here further the current and projected competitive conditions. Although discussed in parts above, both of the biggest challenges come from within, and not from without the interconnector sector. The biggest competitive hurdle, in other words, is not competing with any other company, but competing for existence, as concerns the user adoption rate discussed above. Without customers actually signing up, STR cannot be successful. For these reasons, the advertising, the giveaway of the tablet, the creation of the app. to manage all aspects of the account with the customer, a single payment














			20


platform, Paypal, with us covering the Paypal fee, the opening of 'The Shop' retail/customer service outlets, like 'the Apple Store, the customer service, live phone/chat function and tech. support, all, from the outset, must be in place, up and running, as much as possible, before the first customer signs up.

The second competitive issue, also discussed above, is the technology equipment selection, and then the install. STR's efforts have taught that, by being able to say to a community that STR is 'open for business' meaning having the 'middle mile' base station installed and ready for customers, is likely the best way to convince customers to sign up with us. They can drive to the barn or silo or wherever, and actually see the radio in place.

STR says again to investors and regulators that all this is hard, but it can be done because STR's focus is solely on rural America.

STR addresses here, further current and projected economic conditions of the interconnector industry. In just the STR project area of Broome County, there are approximately 1,000 official census block housing units with no broadband. Thus, the economic conditions for the company that conquers the cost/density barrier, which STR believes it has, stands to capture that market, upon overcoming the user adoption rate issue.

All this being said, STR reiterates as discussed above, the risk of total loss from any investment.

12. Although, under Regulation A securities are unrestricted, there is, for this offering, no opportunity to achieve control securities;[16]

	C. Risk Mitigation Factors:

l. 3-day right of withdrawal - the 'cooling off' period

STR provides here some background on this contractual option.








			21


When beginning its JOBS Act research under Section 506,[17] STR reviewed the registration requirements, in survey form, of a number of States. Its survey showed that, although cancellation of any contract made is frowned upon, in fact, by law, or by voluntary action, some may be cancelled. This cancellation right is also known, anecdotally as a 'cooling off' period.

STR's surveys also showed that, with respect to securities contracts, there is either no cooling off period or there is a range of from one to as much as five days. STR found three days to be the average.

In addition, for some contracts, the State of New York has a right of cancellation for some contracts, and such is a three-day right. The cancellation of securities contracts, however, for the State of New York, is not among the ones to which the three-day right applies. See, New York Attorney General: www.oag.state.ny.us.

Thus,STR's sales contract exceeds the requirements of New York law.

The federal Electronic Signatures in Global and National Commerce Act ("E-SIGN") and similar state laws, particularly the Uniform
Electronic Transactions Act ("UETA"), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. E-SIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumer's consent to receive information electronically. See, also 15 U.S.C. 96.

Upon an election within the 3-day 'cooling off' period, investor funds will be returned to the investor, by the escrow agent, minus any fees and costs earned and incurred that are authorized by the escrow agreement as provided by State of Georgia law.

Further, the investor is advised that no shares will be issued to the investor by the Issuer's representative until such time as the Issuer receives confirmation from the escrow agent, after the 3-day period, that the investor has not made the election to withdraw.












			22


Finally, the investor may choose to waive the 3-day withdrawal period, by signing the form shown below that will become a part of the shares purchase agreement:

WAIVER OF 3-DAY RIGHT OF WITHDRAWAL

I, (investor) hereby advise the escrow agent and the Issuer of, Southern
Tier

Region Rural Broadband Company, Inc., that I waive the 3-day right of withdrawal as stated on the shares purchase agreement.

In other words, I wish for the purchase to be effectuated on the date of the shares purchase agreement, which is also the date on which payment for the shares is made.

To make clear, therefor, I wish to have my shares issued to me on the date that the escrow agent confirms to the Issuer that my funds have cleared.

I HEREBY WAIVE THE 3-DAY RIGHT OF WITHDRAWAL

________________________ Investor

________________________ Date

2. Meetings with the Issuer's representative on matters outside the offering circular and offering statement:

Investors should rely solely on the information contained in Form 1-A, this offering circular and offering statement as concerns the investment opportunity.














			23


3. stock class: not restricted;[18]

4. distribution: shares to land in the hands of the investor as of this offering, consistent with third-party seller classification.

D. Dilution:

The dilution formula that is utilized is taken from the administrative code of the State of Florida. After a survey of various dilution calculations from industry, as well as research among different State Blue Sky laws, STR found that Florida's formula, as specifically codified, offers the best transparency by which to calculate dilution.

Florida Rules and Regulations of the Financial Services Commission and Office of Financial Regulation -

"69W-200.001 Definitions.

(13) "Dilution" for purposes of paragraph 69W-700.015(2)(b), F.A.C., shall be determined by subtracting the maximum sales commissions and expenses set forth in the prospectus from the gross proceeds of the offering and adding the net worth prior to the offering. Divide this sum by the total number of shares to be outstanding at the conclusion of the offering to determine book value. Subtract the book value from the proposed offering price and divide the result by the proposed offering price to arrive at the percentage of dilution. For the purpose of calculating "dilution" or "book value", intangible assets such as patents, copyrights, franchises, trademarks, operating rights and goodwill are deducted from total assets.



















			24


Dilution Formula:


NP = Gross Proceeds minus Maximum Sales Commissions and Expenses
NW = Net Worth prior to the offering
TS = Total Number of shares to be outstanding after a successful offering BV = Book Value
OP = Offering Price
Example:
                            NP + NW
                           ________             =               BV
                                  TS

                             OP - BV
                          _________  =   Dilution
                                  OP"


	E. Material disparities:


There is no material disparity between the public offering price and the effective cash cost to officers, directors, promoters and affiliated persons as of the time of this offering circular, and there has been none in the past three years.

Further, the Issuer's representative, and its officers and directors, which includes the Issuer's representative, do not anticipate any such material disparity, or discount.

With respect to third-party sellers and affiliated persons, the Issuer has not discussed this issue, and unless it is raised by such persons, does not plan to so discuss. In this manner, the Issuer may maintain clarity of the 'one class/ one price' formula.















			25


III.

ITEM 2.

PLAN OF DISTRIBUTION - ALL SHARES TO LAND IN THE HANDS OF THE INVESTOR UNTIL THE RETAINER OF CERTAIN THIRD-PARTY SELLERS

	A. Underwriters:


For this initial filing, as permitted by JOBS Act regulations, the minimum of $3 million and the maximum of $6 million[19] of the $20 million to be offered, sales will be completed only by third-party sellers.

With respect to the distribution of up to the $6 million[20] maximum, depending on the status of the third-party seller, shares may land in the hands of the investor from the third party, or from STR. To clarify and repeat, however, STR will not become involved in selling of up to the first $6 million.[21]

There are no underwriters on this offering as of the potential date of first public sale. Upon qualification, however, STR intends an aggressive push to retain such, and also other third-party sellers. With respect to underwriters, the Issuer will seek to retain same as 'take and pay,' in which case distribution will land in the hands of the investor from the underwriter. For any 'best efforts' underwriters, and for all other third-party sellers, all shares are to land in the hands of the investor from STR.

	B. Discounts and commissions:

There are no agreements for discounts and commissions as of the potential date of the first public sale, which could only take place upon qualification, because there have been no third-party sellers yet retained.

Upon such retainer, however, STR intends to allow for such discounts and to pay to such persons such amounts as may be reasonable and allowed by the new rules for





			26


Regulation A. In that event, and at that time, STR will amend this Offering Circular, as required by the Regulation A rules, as amended, in a timely manner.




	C. Plan of distribution:

As of the date of the filing of this first Regulation A offering circular for this project, no third-party sellers have been retained. As such, depending on the status of such third-party sellers distribution, upon qualification, except for 'take and pay' underwriters, shares will land in the hands of the investor upon a sale by certain third-party sellers, from STR. In the case of 'take and pay' underwriters, shares will land in the hands of the investor from the underwriter.

As of the potential first offering sale date, and only upon successful upload to the SEC for registration, and if those two are not the same, upon the completion of the latter, there will be no secondary offering agreements, contracts, or any other relations with any persons or companies for other than sales of up to the first $6 million[22] by such third-party sellers.

	D. No shares offered or sold on account of securities holders:

Consistent with Item 2. C, above, all shares will be sold upon original issuance only from STR and to land in the hands of the investor, or, in the case of underwriters who 'take and pay' by said underwriters.

	E. Restrictions on amounts of funds raised, threshold requirements for achieving funds limit and requirements of return of funds:

1. As indicated above, consistent with Reg A+ - Tier 1, STR plans to sell a minimum of $3 million and a maximum of $6 million in STR shares through third-party sellers.


















			27


IV.


ITEM 3.

USE OF PROCEEDS TO ISSUER

A. Intended use of proceeds:

As with any technology business, changing conditions are a fact of life. For example, at the time when the original STR group first started, March, 2009, the iPad had not yet been introduced. Since then, however, tablets have become commonplace, and, as indicated above, are a part of STR's standard 'kit' package to the new customer. Thus, STR has gone through a succession of re-calculations as to the 'middle mile' contact point and also, as to the 'last mile' with the authorization of commercial white space technology.

For the 'kits,' that is, the inside goodies and gadgets, with the advent of such companies as Netflix, the development of streaming video hardware has had a great advance. That advance has been so great that the hardware is not only affordable, but in extremely high demand by consumers. This feature did not even exist as recently as two years ago, and is now a standard part of STR's kit.

The smartphone has for all intents and purposes, replaced the cell. phone, and with it, for the unserved areas, a lack of access. With innovation by the company, Skype, however, just in 2015, there is now 'Skype for Mobile,' which is an app. that allows a smartphone user to achieve use of it in an area where there is broadband, but not cell. service, like in most of the unserved rural areas. Next to streaming video, this app., and there will be other companies creating it too, is a stunning leap of progress for the rural areas. The app. service, just like the streaming services, does carry an additional cost.

Further, the improved commercial availability of cloud computing allows for greater storage and sharing of documents by consumers. As a high demand feature, STR has added it to its service.

Thus, and in conclusion, for seven years now, STR and its parent and sister companies, have refused to be stuck in the old 'broadband is coming to rural America'











			28


mode, where old model companies are content to offer just a basic connection. STR's team and shareholders believe that everyone in rural America should have the same service that anyone does who lives in urban or suburban centers, and if the service companies can bear the costs and expenses of making their service better to customers at a good market price, so can STR.

STR provides more information here, regarding its business operations and the investment opportunity. Taking into consideration that any statements made here and throughout this offering circular are forward-looking statements, with the appropriate cautionary language as concerns same throughout, STR may say that, in simplest form, its business would be no different than either the local cable or wireless Internet service provider (WISP), or satellite T.V. company. All such companies work according to the same basic model, in that they are either interconnector companies, meaning that they provide no original content, programming or services, or they are broadband internet access service providers (BIAS). STR is the former, as described above.

Thus, upon funding, STR would, as it has done with its first install in its sister company, bring under contract sites where it would install the 'middle mile' radios. STR would install the radios, obtain a wholesale contract for internet service at that location, and begin the extensive marketing/customer acquisition effort described above.

STR would, upon acquiring a customer, as would any cable or wireless installer, make an appointment to install the 'last mile' equipment on the outside at the home of the new customer.

STR would, then, make a second appointment to connect the router to the plug-in that is made a part of the outside install, like a standard cable screw-on that any investor or regulator has in his or her home. STR would activate the router by configuring it to the tablet, just like any wireless company would activate a router with the customer's computer in the residence.

For the streaming video, STR would set it for 'wireless' and it would set up the set-top box on top of the T.V. just like any other cable or streaming video set-top box, and would activate the two choices that the new customer had already made, for streaming video programming. Or, if near the TV would use one of the router ports to connect a cable to the streaming kit, to activate it that way.


			29


For the Skype app. STR would configure the new customer's smartphone to an individual Skype account that would be a part of STR's wholesale commercial account with Skype.

For cloud computing, where the vendor provides hardware for in-home use, the installation team would install the hardware, and then configure it to the app., and then to the customer's account on the app.

For us, for branding, the big moment would be when the customer can shout 'WOW' to all of this working.

For folks living in served areas, especially those who have had broadband for decades, much of this will likely seem mundane. Investors, and regulators, however, simply must place themselves in the position of the rural resident who has never had broadband at their home. For them, nowadays, their technology life begins once they get close enough to the nearest cell. tower with service so that their smartphone works.

For rural America, STR's shareholders and its team say that this is no way to live.

Thus, the 'investment opportunity' is getting in at an early stage, where there is a long history of the known factors that need to be done and conquered, but where no company, save for STR, has yet to have a focus on just the national issue as to only rural unserved areas. Investors can check with listed telecommunications companies to see that the failure rate is very low, and their success has been, in part, by keeping faithful to a strictly market-driven business model that was never intended, or written, to accommodate a serious concentration on the multi-technology installs that are the only manner in which to achieve a technology solution in the unserved areas. STR and its sister companies, are the only such companies, and thus investors may weigh the risks and potential rewards in making a decision as to whether to invest with us.

STR provides here a primary list of vendors for the projects. No persons have received any commissions in connection with any acquisition, there have been no expenses in connection with any acquisition and there has been no money borrowed to finance any acquisition.

Further, the costs shown for each category in the 'proceeds' table include the global amounts for all of the components for that particular phase of the install, and reflect amounts that may be achieved as a result of bulk purchasing, and thus, better pricing.


			30


The primary vendors, in order of priority, would be:

1. 'middle mile' lessors;

2. 'middle mile' equipment sellers and data administrators, primarily Redline Communications, Inc. and Spectrum Bridge, Inc.;

3. 'middle mile' broadband Internet service providers, depending on the location of the project area, like Time Warner Cable, Comcast, Verizon and others;

4. 'middle mile' and 'last mile' mast vendors like Rohn. See, www.rohnet.com;

5. 'last mile' electrical supply sellers for lightning protection copper cable. See, www.lightningrodparts.com ;

6. in-home wireless routers from the most competitive priced seller at the time, to include, for example, Netgear and Linksys, but also competitively priced routers on www.alibaba.com;

7. streaming video kits from competitive priced ones like Apple, Roku, and also comparable and competitively priced ones on www.alibaba.com;

8. Skype's mobile app. service;

9. various corporate accounts for various streaming services, like Netflix, Hulu and others;

10. various competitively priced tablet vendors, but likely from www.alibaba.com;

11. various retail pop up storefront lessors for 'The Shop' retail/service centers, typically in a town center near local government office, near a broadband provider's service center, or possibly in a co-lease arrangement with a local electrical appliance company on a main street of a small town;


			31


12. cloud computing storage services by companies like IDrive, and;

13. infrastructure construction for the larger-scale projects by companies like Black and Veatch or Squan Solutions.

	C. Other funds to be used:

As indicated in the pro forma shown above, the STR Tier 1 offering is intended to be extended to the remaining $14 million, by later qualification, over a five-year period

	D. No proceeds to be used to discharge indebtedness:

The project carries no debt, and therefore, no proceeds would be used to discharge any indebtedness.

	E. No proceeds to be used to acquire non-project assets:

With the exception of assets acquired in the ordinary course of business for the project, there will be no other use of the proceeds.

	F. Reservation of right to change use of proceeds:

STR reserves the right to change the use of proceeds provided that such reservation is due to certain contingencies which are adequately disclosed.

For example, the project may require the purchase of small and insignificant tracts of real estate for the purposes of positioning hardware, or structures upon which to mount such hardware. Or, for co-location purposes, the project may require the long-term leasing of space on certain rooftops, again for the purposes of providing relay connector hardware to the project area.

In all instances, however, the project plan is to avoid either the purchase of any real estate or the necessity of establishing such rooftop links. In other words, one of the primary project goals is to have access to broadband internet service connections that are a part of the location of the sending radios, or in very close proximity to such. In this manner, significant costs of such real estate and other co-location items may be avoided, and thus, budget kept more efficient.


			32


STR provides here, a reconciliation of the need for certain real estate and the potential conflicting statements ownership of it. STR begins with saying, as it has above, that the interconnector sector is one that is well-organized among all facets. Thus, a good example would be where, say, American Tower would choose to place a tower in an area. And, to complete the thought, let us assume that, in that area, there are landowners who know that a part of their land may be lucrative for a cell. tower location. In those circumstances, the landowner could take two kinds of action. He/she could contact American Tower, and negotiate a deal, either for the purchase or lease of the land on which to place the tower. In the alternative, the owner could be more savvy and contact a tower development company, like say Black Dot Wireless. www.blackdotwireless.com. For a fee, Black Dot will completely develop the tower site, including installation, leases and service, so that, in effect, any prospective tenant on the tower would be a lessee.

In fact, in any project areas, where there is a tower anywhere within a five-mile range in a prospective service area, STR will seek space at the 100' level.

Other non-tower sites that will play key roles for the 'middle mile' interconnect are ones that have a tall structure, and also an existing internet connection, or one that is relatively close by, say within 200' of such a connection. Such structures are all manner of shapes and configurations, and so far, the best range has been large and tall municipal water towers, private landowners where there is a tall structure, like a silo, private landowners where there is a building next to a highway where there is an internet connection, like in the sister company's Southern Tier project area, as well as industrial sites, typically on the outskirts of towns, like cement plants, as well as outlying municipal plants, like waste management facilities. For all of these sites, there is no possibility, or need, of owning the land or the facility. Instead, STR will simply treat them like a company like Black Dot would treat any tower site landowner: STR will enter into a lease that looks a lot like, in fact, nearly identical to what the tower companies use.

Thus, for 99.99% of the business, STR will not need to, or want to, take an ownership stake, just like no typical interconnector company wants to do. STR will let the experts for those sites do the work, and STR will lease.

To reconcile any statements, or confusion as to an ownership stake, however, STR clarifies here to state that, for that remaining.01%, what STR envisions is a situation where, for example, a municipality may own a parcel of land, and, for its own purposes, may require that STR purchase a site, instead of leasing it. Further, there will always be


			33


situations where, in an an area where STR needs a 'middle mile' site, there may be no other acceptable site available other than one where the landowner insists, for his own reasons, typically liability reasons, that STR purchase the site. Even in those exceptionally rare instances, however, and although STR would need to purchase the site, STR would not administer it, rather, signing it over to a company like Black Dot, to handle it, turnkey for us. In that manner, and in addition, there exists the likelihood that Black Dot could achieve more customers for the site, thus turning it into a revenue-maker for us.

In conclusion, therefore, the 'middle mile' site development/ownership sector is extremely well developed in the United States. See, www.wirelessestimator.com. STR believes that investors would want it to take advantage of this well-developed sector, so as to take advantage of its benefits, and also to keep the focus on the task at hand: 'last mile' installs and consumer benefits.

	G. Compliance with 17 CFR 230.251[23], as amended:

The Issuing company/applicant has no plans and no business plan, or intentions to engage in a merger or acquisition with an unidentified company, companies, entity or person.

V.

ITEM 4.

DESCRIPTION OF BUSINESS

		A. Business done and intended to be done:

The project has consisted of the origination, organization, design and development of a large-scale rural interconnector infrastructure that will bring internet service to unserved areas of rural New York.

Such business has been conducted over a period in excess of five years.





			34


The business to be done consists of utilizing the proceeds to implement, fulfill, and make operational, such infrastructure in the defined project areas in the Southern Tier of New York.

		B. The principal products produced and services rendered and the
		principal market for and method of distribution of such products and
		services:

The principal 'product' produced consists of a consumer-ready 'kit' that brings full internet service, and consumer features to the unserved areas of rural America. The Federal Communications Commission (FCC), for example, has identified 84,000 unserved census blocks in rural
America.[24]

The 'kit' concept was originated by the parent company[25] in order to create a defined, consumer-ready project plan that can be scaled from a small, to a massive project size, depending on funding.

The principal 'service' that would be provided consists of the permanent operation of the 'kit' over the entire rural American landscape.[26]

		C. The status of a product or service, if the issuer has made public
		information about a new product or service which would require the
		investment of a material amount of the assets of the issuer or is
		otherwise material:

STR has made 'public' the 'product' by making JOBS Act, Rule 506 notifications on the internet. The principal 'service' is identified on the main project website, at www.urbroadband.com. Thus, there are no investment proceeds which would require such new information, saving, therefore, the proceeds for use in project implementation.





			35


		D. The estimated amount spent during each of the last two fiscal years
		on company-sponsored research and development activities determined in
		accordance with generally accepted accounting principles:

STR has spent all of its time during the past seven fiscal years on research and development activities. STR clarifies, here, its costs associated with prior research and development activities. STR's interconnector 'service' does not require any laboratory research. Nor is it different in any material degree from any other interconnector service, including cable/fiber or microwave wireless.

STR did not develop the products, like the Redline radios that it uses, or the Skype app., for example. STR has, however, invested seven years of its time in developing the project areas. Its research and development has been on developing an understanding of what are the major impediments to rural broadband expansion in rural America. As indicated throughout this offering circular, these include the absence of any companies, like STR, which have a sole national focus on rural America, a considerable and unwarranted emphasis on single-technology by the large telecommunications companies, and a major issue of user adoption rate. By constantly developing the projects to keep current with the technology and consumer demands, and by solely focusing on rural America, STR's shareholders and its support team believe that it's best resources of dedication and time, have yielded the best possible current-technology solution.

STR addresses here, issues of selling expenses, including but not limited to, legal, engineering, and accounting charges. STR takes out 'engineering' from the equation. In some instances, professional engineers may be consulted as to parts of projects involving municipalities, but by and large, all of the products that STR uses will already have been 'engineered.' In other words, many of the vendors, Redline for example, have their own internal engineers, in fact, some Ph.D. engineers, who make strict requirements as to installation, connections and other quality control features. STR could not interfere with those functions by hiring a separate engineer, without losing its support and warranty components with Redline.


			36


As indicated above, however, the key 'selling' expenses have to do with the major issue of 'customer acquisition,' also known as the 'user adoption rate.' Investors are, again, cautioned here that this is a major hurdle that must be overcome with the advertising campaigns, community involvement, the opening of 'The Shop' stores, like the 'Apple Store,' and significant service promotion on a long term basis.

Attorney's and accounting fees would be spent, in the first instance of accounting, to maintain rigid protocols for internal controls, consistent with industry standards. In fact, several layers of internal accounting controls will be implemented. Secondly, attorneys will handle ongoing reporting requirements for all aspects of compliance.

		E. The estimated dollar amount spent during each of such years on
		material customer-sponsored research activities relating to the
		development of new products, services or techniques or the improvement
		of existing products, services or techniques:

For largely proprietary reasons, STR has avoided such spending, and will continue to avoid such, for those same reasons. Further, both the FCC and the United States Department of Agriculture, among other Federal and State agencies, have extensive public information available on this issue.

STR expands here on information that explicitly describes the cost of research activities and the impact on business operations if anticipated costs change. As STR has indicated, it does not, and need not, perform laboratory research. STR's research consists of finding the best current-technology solution from what are a known set of technologies, to include cable/fiber, wireless,white space, and satellite technology. The costs of 'research' as to the best mix of those technologies in any one given project area are a part of STR's project development.

For example, in one of STR's sister company installations in the Southern Tier region of New York, the installation team installed a 'middle mile' Redline radio on a 40-foot mast that the installation team built from 3-inch, inner diameter black pipe. STR selected the project area based upon information as to 'no broadband' that was provided by local elected officials. STR was and is able to scale the project along a known area of a state road that has, as two end points, a distance of approximately 5 miles. On either side of the road, there exists internet service, so that 'middle mile' radios may be placed at


			37


various locations, and there is good residential housing density to justify the installation of the 'middle mile' radios. What was the unknown is the number of such radios that are needed, and here again, Redline largely determines that, with input from a GIS/ mapping vendor company, CN Ventures. See, www.connectednation.org.

STR's shareholders and support team believe that both investors and regulators may be reminded that the founding group began its eighth year on March 1, 2016. STR anticipates no major changes to its cost structure as a result.

		F. The number of persons employed by the issuer:

STR expands on information regarding the projected number of employees for future operations, as well as any detail that addresses how this information will change as business operations grow, and disclosures that explicitly addresses the employee expense and the impact on business operations if anticipated expenses change.

STR recites here, as in other sections of this offering circular, that, aside from having as a sole focus, the unserved areas of the United States, its business is, by and large, like any other interconnector business, be it a fiber company, like Lightower, or a wireless company, like American Tower, or like a strictly interconnector component company, like Time Warner Cable. The list, to match the components, is, thus, simplistic and reasonable:

1. 'middle mile' installation: all such companies have installers, and STR has at least one installation team already, and they installed the mast on the Southern Tier project. These are typically folks who have a lot of experience in construction and carpentry;

2. 'last mile' installation: where, for example, the cable guy brings the cable to the outside of the residence. For us, there is every chance that STR will be hiring local independent contractors who hire themselves out to the cable, wireless and satellite companies to perform installations;

3. 'Inside' installers: like any of those companies, STR will have the same type folks. In fact, and again, it will likely hire local independent contractors who do cable or wireless or satellite inside installations;


			38


4. 'The Shop:' this should be like the 'Apple Store,' a nice place to go to open an account, buy apparel, get tech. support and the like. There will be a retail expert, as well as a technology expert at these stores;

5. back office staff: like those companies, there will be staff to help with billing, service calls, components replacements and repairs and the like;

6. large-scale or unique construction and installations: for this project area, STR anticipates that a typical team can comfortably handle a customer account list of 500 customers. After that, a new 'The Shop' would open, and the installers would be shifted to the new area, and back office staff would grow to accommodate the next 500 customers.

STR feels it important to emphasize to investors that, for the large landmass/large-scale installations it will hire professionals like Black & Veatch, www.bv.com, or Squan Solutions, www.squan.com. In addition, STR will hire supply chain professionals to manage components purchases and deliveries and replacements. Further, STR will retain the services of a professional advertising company. STR simply cannot leave the issue of the user adoption rate to non-professionals. Instead, the 'My First Car Club' brand will be developed to apply across all lines. The 'The Shop' retail/service support facilities will have a defined interior look, down to the last detail. STR may also attempt to develop podcasts and possibly a reality T.V. show. STR will make every attempt to have its mission and service become a part of the permanent infrastructure exhibit at the Smithsonian National Museum of American History - Kenneth
E. Behring Center.

STR will retain a Chief Operating Officer (COO), who must be a person with a broadband background, who has a degree in business management, and preferably a master's degree in same, and experience with a telecommunications or broadband company.

In other words, upon funding, STR will make its first human resources expansion with the retainer of a professional team to manage all aspects of a large-scale install.


			39


		G. The material effects of compliance with environmental regulations:

As the interconnector sector, including STR's projects, do not discharge any waste of any type, there are no compliance requirements with Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, that may have an impact upon the capital expenditures, earnings and competitive position of the issuer and its subsidiaries;

		H. Distinctive or special characteristics of the Issuer's operation or
		industry which may have a material impact upon the issuer's future
		financial performance:

1. there is no dependence on one or a few major customers or suppliers (including suppliers of raw materials or financing) which may have a material impact on the issuer's future financial performance. As noted above in the list of vendors, all of the components can be regularly purchased on the open market at the best competitive pricing;

2. existence of probable governmental regulation:

the definition of the interconnector sector was preserved in the FCC's recent Open Internet rules, as cited above. To the extent that broadband internet access service (BIAS) provider retailers will sell their services on STR's system, those providers will be regulated by the FCC. To the extent that STR's business remains as solely one of interconnector service, meaning to include 'middle mile' fiber or wireless microwave, as well as 'last mile' fiber, wireless microwave, or wireless white space and satellite, STR will continue to fall within the existing regulations for the sector. In other words, only if it were to cross over into becoming a BIAS would STR come under the additional regulations of the Open Internet rules. The key to becoming such would be, and the determinative factor is, whether STR were to take space on server at a datacenter, like say a Google data center. See, www.google.com/about/datacenters/gallery/#/. At that point, STR would be offering retail services, like email, search, content and other features of retail. STR has no plans to do so as a part of this offering;


			40


3. material terms of contracts:

As indicated above, with respect to projected labor requirements, because investor funding has not yet been achieved, STR has not, and will not, enter into an material labor contracts. Further, at the present time, STR has no patents, trademarks, licenses, franchises, concessions or royalty agreements;

4. unusual competitive conditions in the industry:

There are no known or anticipated unusual competitive conditions in the industry, cyclicality of the industry or anticipated raw material or energy shortages to the extent management may not be able to secure a continuing source of supply. The two primary challenges for broadband in rural America are building systems that reach into the unserved areas using multi-technology solutions, ie. 'middle mile' fiber, wireless or satellite, and 'last mile, ie., fiber, microwave wireless or white space wireless or satellite, and then the great acceleration of the user adoption rate, otherwise known as customer acquisition;

		I. The Issuer's plan of operation for the twelve months following the
		commencement of the proposed offering:

Proceeds will be utilized, immediately, to achieve full implementation of the projects. All planning is in place, and there is, thus, nothing else to do other than proceed to installation and activation.

As shown in the table of the use of proceeds and also the priority of the use of the proceeds listing, there is a defined sequence that needs to take place. STR provides here a first 12-month sketch of activity:

1. base station 'middle mile' location acquisitions;

2. base station installations;

3. base station Internet connection achieved;

4. 'The Shop' opens;


			41


5. customer acquisition/branding/advertising program begins in the project area;

6. first initial, approximately 80 residential installs, for beta testing, per base station, are achieved and customer accounts activated for the 20 base stations;

		J. Proceeds from the offering to project cash requirements and whether,
		in the next six months, it will be necessary to raise additional funds:

STR expands on further detail of the equipment necessary for business operations. As a recap, assuming a white space technology installation for the project areas, there is a 'middle mile' sending/ receiving radio that is connected, like a cable connection, to an internet company's line at that location. The internet company, either a 'middle mile' interconnector company, or a BIAS that provides internet connection wholesale, will supply to us, wholesale, an internet connection that can handle the 80 accounts that each sending/receiving radio can accommodate.

There will, then, be a white space receiving radio mounted on a mast at the residence of the customer. That radio will have the signal from the 'middle mile' beamed to it, will receive it, will read it as belonging to that customer, and, using the same coaxial cable that every telecommunications provider uses, will send the signal through the cable, through to an install site on the inside wall of the residence, just like any other telecommunications service, and will be connected to a router, just like any other service.

Once the router is connected, it will be configured to the customer's account, just like any other telecommunications service, but with STR's service, will be configured to the tablet that STR provides, and inside WiFi will be achieved, as well as general broadband and data service.

Once the router is configured, the streaming video kit will be configured for wireless, and will be connected to the customer's T.V., and activated. Or, the streaming kit could be connected to the T.V. with a standard cable from a router port, depending on the location of the T.V. and customer preference.


			42


Once the streaming video is activated, the Skype app. will be configured to the customer's smartphone and activated.

Then, the cloud storage receiver hardware will be configured to the customer app., and activated.

At that point, the installer and the residents will reach the 'WOW' point, jumping for joy!

Proceeds will be utilized in strict accordance with those budget calculations and for install and activation.

As the budget may be measured by the amount of any proceeds at any one given time, and then the project sector may be scaled accordingly, there would be no need to raise additional funds for that sector.

For example, if the project raises an initial $600,000.00, then that amount would go towards the installation of one of the big sending radios, and 80 receiving radios in homes or offices. The only reason that the full 80 may not be installed at the outset would be the result of needing a higher capacity hardware install at the peering point. As these costs are generally known, and may be calculated, in fact, whether such additional capacity will be needed at any given sector would not be known until the install begins.

For example, a base station location that otherwise qualifies for the sending radio, one that has height and electricity and is not in an FCC-prohibited flight path, among other factors, may not have an internet connection, or may have one, but the hardware is not sufficient to be able to handle the bandwidth that is needed. In this scenario, STR would look for such a co-location, which would be nearby, and would make contract arrangements to put a sending radio onto that co-location area, to send the signal to the base station, where the 80-account radio will be mounted.

All such calculations and variations of this theme have long been worked out, and are overcome at a price/budget point that would allow for the 80 customer accounts to be placed on the big radio.

In terms of scaling, thus, if $6,000,000.00 were achieved, for example, the number of pieces of hardware would simply be multiplied to accommodate that funding award, and so forth.


			43


		K. Any engineering, management or similar reports:

For the purposes of this offering circular, and the requirements of inclusiveness in order to provide to the potential investor with enough information by which to make an investment decision, there have been no engineering, management or similar reports which have which have been prepared or provided for external use by the issuer or by a principal underwriter:

		L. Segment Data:

STR elaborates on the absence of any segment data to provide here. STR reviewed the general definitions of 'segment data,' and as a reference provides this link:
http://www.investopedia.com/articles/stocks/06/segmentdata.asp.

STR states here that, it is not a company of the size that would yield such segment data at this time.

In addition, STR does not yet have an operating history that could provide the underlying information so as to calculate for 'segment data.'

STR would, however, anticipate achieving such valuable information and calculations in the future.


VI.

ITEM 5.

DESCRIPTION OF PROPERTY

STR describes here the location and general character of the principal plants, and other materially important physical properties of the Issuer and its subsidiaries. STR includes a description as to any such property not held in fee or held subject to any major encumbrance.


			44


To the greatest extent possible, STR seeks to avoid owning any property in fee simple. STR elaborated on this topic in other sections above. Such expenses, often promoted by vendors of such components as cell. towers, have resulted, historically, in both unnecessary and unsustainable, and therefore, unprofitable results.

Once the basic 'middle mile' and 'last mile' outside infrastructure are in place, STR will implement a 'kit' system that that, it believes, will result in the successful end user consumer component of its business plan. Since STR will not be selling a product, like a car or a bicycle, and since 'broadband' is invisible radio waves configured to computers, it found that it needed a way to brand its service and the consumer items that come with it. Driving a lot of the discussion was research into the issue of user adoption rates for rural electrification. By comparison, since STR would not be selling electric irons, or refrigerators or washing machines, and since it is branding its systems like a 'first car,' it arrived at the kit idea. A new first car owner, for example, may want to buy a used car and install a new stereo system, a 'kit.' Or, maybe a new set of wheels and tires, another 'kit.' Or, an engine upgrade, another 'kit.'

STR wants something that will take the customer to 'The Shop' like a car parts 'shop' to pick up items for their 'kit.' At the same time, however, upon activation of the account, 'kit' parts are slated to arrive by overnight courier, like FedEx, containing the first components, likely an apparel set, and the tablet. Since the tablet can be used anywhere, STR will encourage the new customer to take it anywhere where there is public WiFi, like a library or Starbucks, and read the instructions and become comfortable with it.

STR thought to deliver the streaming video and cloud storage kits to the customer as well, but, in the beginning, have agreed that having the customer 'come by 'The Shop' to pick up your streaming video and cloud storage kit' will be the best way to show the customer how to use these components.

Similarly with the Skype app. We anticipate that, likely, 100% of the customers will come to 'The Shop' to 'pick up' and have configured, the Skype component of their 'kit.'

Thus, all of these items, plus the router, and the streaming video and cloud storage services will be a part of the framing and branding of STR's service that, for the customer, begins with 'the kit.' We like this idea and plan to implement it, and expand upon it with, for example, holiday 'add-ons' like discount pricing on other tablets, or upgrades to tablets and streaming kits and the like. We will be no different than the


			45


other companies that offer the same programs to customers in urban and suburban areas, and we do not want to be different. All persons in rural America should be at the same level of technology access and consumer benefits as those in the urban and suburban areas of America.

Put another way, the era of 'cable is coming to my farm any time now,' has largely ended. Further, the era of cell. towers for rural areas, has also largely ended. Those two self-limiting sectors never adjusted their business models to suit the needs of rural America, and have, accordingly, and for good and sound business reasons limited to their narrow function, abandoned the rural sector.

As detailed in other sections of this offering circular, however, the projects will rely for both 'middle mile' and 'last mile' on both fiber, wireless and satellite 'interconnector' points. For the reasons stated in those other sections in this offering circular, because, those sector companies already own their own assets, long term leases make the best business sense.

STR expands, further, concerning the potential impact if the Issuer's current strategy is unsuccessful. STR includes, but does not limit this discussion to the effect to business operations if its projected plan concerning physical property is unsuccessful.

STR reminds investors that this discussion, too, concerns forward-looking statements, and further, that any investor must be prepared to lose the total amount of investment as a result of investing in STR.

This being said, as STR describes in other sections of this offering circular, there exist extensive and well-defined market sector companies for the interconnector industry. Thus, a recipe for failure would be were STR to go outside those well-known companies that can be of the best help to us. STR says this because, by avoiding the utilization of those companies, STR, by default, thereby, avoids making what could be a fatal decision to incur unnecessary costs, such as would drive up the project price with no corresponding benefit to the project, to the consumer or to the investors.

As an example, if, instead of placing a 'middle mile' base station at a location where there is an existing broadband connection, for no apparent reason, STR were to place it at a location nearby that has no broadband connection, STR would have to absorb the cost of digging the trench, laying the fiber and establishing the connection, things that could have been avoided by simply using a location that already has a connection.


			46


Or, for example, in a case where there is a cell. tower within a range where a 'middle mile' sending radio could be placed under a standard lease with say, American Tower. If STR were to go through the expense of placing a new tower nearby, for no apparent reason, STR would, similarly unreasonably expend investor funds to accomplish the same objective that a simple lease with the tower company would obtain.

STR states, therefore, that questions of physical property in the interconnector sector are well-known, well-defined. There is a robust and competitive business sector already in place that can accommodate all aspects of this component of its business. Were STR to go outside of this well-known industry, which it will not do, that is where the investor would be concerned.


VII.

ITEM 6.

DIRECTORS, EXECUTIVE OFFICERS

AND SIGNIFICANT EMPLOYEES

	A. DIRECTORS[27]

Tony Ramos - Board Chair

Age: 61

Term of Service in Office: 3 years, but an original founding member since 2009

Procedure for selection: shareholder vote





			47


David J. Karre, M.L.S. - Vice Chair

Age: 66

Term of Service in Office: 3 years, but an original founding member since 2009

Procedure for selection: shareholder vote

Rex R. Helwig

Age: 56

Term of Service in Office: 3 years, but an original founding member since 2009

Procedure for selection: shareholder vote


	B. EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Tony Ramos, President

David J. Karre, M.L.S., Vice President & Secretary

Rex R. Helwig, Treasurer

	C. FAMILY MEMBERS

There are no officers, directors or significant employees who have family members in any such corresponding position, or who have any controlling voting interest over such persons.













			48


	D. BUSINESS EXPERIENCE


		Experience and principal occupations, employment and business experience
		(5 years):


Tony Ramos

Dates of employment: March 1, 2009-present
Title: Founder & President
Company: STR & predecessors
Duties: Start up and run company

Supplemental: Leader. Third generation self-made entrepreneur. Qualified issuer by the State of New York and the SEC for STR's sister companies, Finger Lakes Region Rural Broadband Company, Inc., and Western Gateway Region Rural Broadband Company, Inc. Member of the elite professional political sector in Washington, D.C. of originators of Congressional legislation. Veteran fundraiser. Member of the elite professional political sector in Washington, D.C., of originators of significant political policy/action campaigns. Writer and Issuer of JOBS Act offerings, filings and shares.


Additional information:

	a) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:

Mr. Ramos holds no shares in STR;

	b) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:

Mr. Ramos intends no subscription to the shares;

	c) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:






			49


Mr. Ramos has a significant material interest, as the majority shareholder of the parent company, Rural Broadband Company, Inc. (RBC) in all facets of STR. He does not, however, hold any contracts with STR, and, in addition, RBC's shares are exactly like those of the other shareholders: common/voting;

	d) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:

The Issuer, STR, its parent, RBC, and its sister companies, all intend to pay Mr. Ramos according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.

STR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the seven years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.



David J. Karre, M.B.A., M.L.S.

Dates of employment: March 1, 2009-present
Title: Founder/officer/director
Company: RBC founding companies
Duties: officer/director

Dates of employment: March 1, 2011 - March 1, 2013
Title: CEO
Company: Four County Library System
Duties: CEO

Dates of employment: March 1, 2013-present
Title: Retired CEO
Company: Four County Library System
Duties:


Supplemental:Company pioneer. Founding member, 2009. Leader. Former Chief Executive Officer of large, rural library system in New York, 42 libraries. Project organizer and leader for rural city 'sidewalk Internet' company projects. Highly experienced local, State and Federal lobbyist. Veteran fundraiser. Master of Business Administration and Master of Library Science degrees.













			50


Additional information:

		a) the amount of securities of the Issuer held by the person as of the
		thirtieth day before the filing of the registration statement:

Mr. Karre holds 11,765 shares in STR;

		b) the amount of securities covered by the registration statement to
		which the person has indicated an intention to subscribe:

Mr. Karre intends no subscription to the shares;

		c) a description of any material interest of the person in any
		material transaction with the issuer or a significant subsidiary
		effected within the previous three years or proposed to be effected:

Mr. Karre has a significant material interest, as a founding shareholder in all facets of STR. He does not, however, hold any contracts with STR, and, in addition, his shares are exactly like those of the other shareholders: common/voting;

        d) the estimated remuneration to be paid during the next 12 months,
		directly or indirectly, by the Issuer and all predecessors, parents,
		subsidiaries, and affiliates of the Issuer:

The Issuer, STR, its parent, RBC, and its sister companies, all intend to pay Mr. Karre according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.

STR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the seven years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.















			51


Rex R. Helwig

Dates of employment: March 1, 2009 - present
Title: Founder/officer/director
Company: RBC founding companies
Duties: officer/director

Dates of employment: March 1, 2011 - present (and prior)
Title: Computer Manager
Company: Finger Lakes Library System
Duties: Duties: Computer Network Services Manager

Supplemental: Company pioneer. Founding member, 2009. Project leader and liaison. Duties: Manage a support team of 3 people to provide all aspects of technical support to 33 member Public Libraries, plan and budget for department and System, System Administrator for the Public Library Integrated Library Software and all servers used by the Finger Lakes Library System.


Additional information:

		a) the amount of securities of the Issuer held by the person as of the
		thirtieth day before the filing of the registration statement:

Mr. Helwig holds 11,765 shares in STR;

		b) the amount of securities covered by the registration statement to
		which the person has indicated an intention to subscribe:

Mr. Helwig intends no subscription to the shares;

		c) a description of any material interest of the person in any
		material transaction with the issuer or a significant subsidiary
		effected within the previous three years or proposed to be effected:

Mr. Helwig has a significant material interest, as a founding shareholder in all facets of STR. He does not, however, hold any contracts with STR, and, in addition, his shares are exactly like those of the other shareholders: common/voting;










		52


		d) the estimated remuneration to be paid during the next 12 months,
		directly or indirectly, by the Issuer and all predecessors, parents,
		subsidiaries, and affiliates of the Issuer:

The Issuer, STR, its parent, RBC, and its sister companies, all intend to pay Mr. Helwig according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.

STR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the seven years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.





	E. Involvement in certain legal proceedings

1. Bankruptcy or State insolvency:

There are no members of the group who have been involved in such proceedings.


2. Criminal proceedings:

There are no members of the group who have been involved in any material proceedings.


3. Other legal proceedings:

Investors are advised here that STR, its parent company, RBC, and its sister companies, will not hesitate to enter into legal proceedings in matters that may affect their ability to secure funding for projects.

As an example, STR, and its two New York sister companies, FLR and MHR, have filed administrative-level complaints under the Federal Sherman Act and New York's Donnelly Act, alleging antitrust violations relative to a $500 million broadband funding opportunity by the State of New York, called the New NY Broadband Program. So as to






			53


avoid the companies becoming embroiled in contentious litigation at this young stage of their careers, the Issuer's representative, Mr. Ramos has filed a Donnelly Act case in Ulster County, New York, an MHR project area. The Index Number in the New York Supreme Court for Ulster County is: 16-1135

Investors should also know that, at the federal level, certain administrative and legal proceedings will take place in the future. This is simply the nature of the funding sector for vast federal funds that may be available to the companies. Among the likely actions that will be taken are those surrounding antitrust and other rules issues concerning the FCC's Rural Broadband Experiments program. The program, which was begun in 2014, allocates significant funds to be spent in the 84,000 unserved census blocks that the FCC has designated as 'unserved.' The program, which was brand new, however, contained certain rules that blocked STR and its sister companies, from competing for those funds. Upon the re-opening of the program, if there are rules which block access to those funds, STR will seek administrative and litigation relief.

4. Policy proceedings:

Investors should also be made aware of RBC's robust policy shop in Washington, D.C.

The path to rural broadband in America must, of necessity with such a large national issue, run through Washington.

For this reason, STR has already begun the long process of drafting legislation that will direct all federal government rural infrastructure components into one piece of legislation and just one government department or agency. STR calls the project, The Rural Digital Data Act, and it has a website at www.digeday.com.

In addition, and however, RBC and its subsidiaries make formal comments to Federal and State agencies on issues of broadband, broadband in libraries and in other community anchor institutions that serve vulnerable populations.

Thus, STR's policy shop positions it to drive and keep the focus on rural America, and STR and its parent and sister companies are fast becoming known as experts in the field.





54


VIII.

ITEM 7.

REMUNERATION OF DIRECTORS AND OFFICERS


	A. Annual remuneration:

STR has not yet arrived at the point where it will retain the services of a professional compensation expert to guide us on this issue;


B. Proposed remuneration payments:


STR has not yet arrived at the point where it will retain the services of a professional compensation expert to guide us on this issue.




IX.

ITEM 8.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS


A. Voting securities and principal holders thereof:

1. by all officers individually:


David Karre and Rex Helwig each own 11,765 common/voting shares of STR. Their shares will be increased in accordance with the dilution formula shown above, upon qualification, and therefore, issuance of more treasury shares.







55


Mr. Ramos owns no shares, individually, in STR, but rather his ownership interest is as a majority shareholder in RBC, which is the majority shareholder of STR.

2. all officers as a group:

David Karre and Rex Helwig own a combined, 23,530 common/voting shares in STR.

3. each shareholder who owns more than 10% of any class of the issuer's securities, including those shares subject to outstanding options, or 'any person, or entity, owning of record or owning beneficially, if known, 10% or more of the outstanding shares of any class of equity security of the Issuer,' in Item 6 D., above:

Rural Broadband Company, Inc., owns 55% of STR.

Lusosystems, Inc. owns 10% of STR.





		B. Ownership:

1. Pre-offering shares:

Consistent with the Amended Offering Circular, which is incorporated into this Amended Offering Circular,[28] by reference, with the exception of Rural Broadband Company, Inc. and Lusosystems, Inc., those shareholders named therein all own shares in the amount of 2% or less of shares owned before the offering, and will own their same respective percentages, according to the dilution formula, after the offering.

Thus, in order to achieve a Regulation A funding offering of $20,000,000.00, the amount of 200,000 shares will be issued, and then an amount that, with the calculation of the dilution formula, will keep those shareholders at the same percentage before this offering.

Thus, there will be no transfer of any 'pre-offering' shares. Upon qualification, the new shares will be issued, and existing shareholders will be issued such additional shares as are consistent with the dilution formula set forth above. All dilution calculations are made by a person who holds a Ph.D. in mathematics.

2. Control votes:

There are no persons who hold or share any voting power either pre-offering, or post-offering;

3. 10% voting shares:

There are no persons who hold shares or the power to vote shares of 10% or more of any shares other than direct owners of those shares.

		C. Non-voting securities and principal holders thereof:


All shares are common/voting shares;


		D. Options, warrants, and rights:


Consistent with the 'one class/ one price rule' there are no options, warrants or rights;


		E. List all parents of the issuer, showing the basis of control and
		as to each parent the percentage of voting securities owned or other
		basis of control by its immediate parent, if any:


1. Parent:


Rural Broadband Company, Inc. is the parent and project organizing company for its subsidiaries, which are the operating companies. The company was previously incorporated in Washington, D.C. Upon renewal, however, company officials learned that the District of Columbia had repealed its incorporation statute and replaced it only with incorporation language for not-for-profit companies. RBC, thus, incorporated itself in the State of Delaware, in 2015.


RBC owns 55% of STR.

2. Basis of control: majority ownership of shares;

3. Percentage of shares: 55%

X.

ITEM 9.

INTEREST OF MANAGEMENT

AND OTHERS IN CERTAIN TRANSACTIONS


Brief description of any transactions during the previous two years or any presently proposed transactions, to which STR or any of its subsidiaries was or is to be a party, in which any of the following persons had or is to have a direct or indirect material interest, naming such person and stating his relationship to the Issuer, the nature of his/her interest in the transaction and, where practicable, the amount of such interest:



		A. Any director or officer of the issuer:

All of the officers and directors will have, in the future, material interests in material transactions between STR and any other companies or persons, and will work to make sure that such material interests with outsiders are in the best interests of STR:

		B. Any nominee for election as a director:

At the present time, there are no nominees for election as a director;

		C. Any principal securityholder named in answer to Item 8 A., above:

There are no principal security holders who would hold any material interest in any material transactions that differ from those mentioned in Item 8 A, above;

		D. If the Issuer was incorporated or organized within the past three years, any promoter of the issuer:

The Issuer's representative, Tony Ramos, is also the Issuer of JOBS Act/Rule 506 securities, and notice of same was filed by the uploading of Form Regulation D onto EDGAR upon the opening of that opportunity, in September, 2013.

See, EDGAR filing at:

https://www.sec.gov/Archives/edgar/data/1640170/000164017015000002/xslFo
rmDX01/primary_doc.xml

E. Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of STR its parent or sister subsidiaries:

There are no relatives or spouses of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of STR, its parent or any of its sister subsidiaries;

F. Material transactions involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services:

There are no such material transactions or services.

There is no trustee under a trust indenture, or any other material transactions.

There are no further 'similar services.'

G. Material transactions or a series of similar transactions, including all periodic installments in the case of any lease or other agreement providing for periodic payments or installments that does not exceed $50,000:

There are no material transactions or a series of similar transactions, including all periodic installments in the case of any lease or other agreement providing for periodic payments or installments that do not exceed $50,000.00;

		H. Where the interest of the specified person arises solely from the
		ownership of securities of the Issuer and the specified person receives
		no extra or special benefit not shared on a pro-rata basis by all of
		the holders of securities of the class:


There are no persons specified whose interest arises solely from the ownership of securities of STR, and where such specified person receives any extra or special benefit not shared on a pro-rata basis by all holders of securities of the class, the class being common/voting;




		I. Material indirect relationships:

1. there are no material indirect relationships from such person's position as a director of another corporation or organization which is a party to the transaction;

2. there are no material indirect relationships from the direct or indirect ownership by such person and all other persons specified in
Item 8, above, individually or in the aggregate, of less than a 10 percent equity interest in another person which is a party to the transaction:

3. there are no material indirect relationships where the interest of such person arises solely from the holding of an equity interest (including a limited partnership interest but excluding a general partnership interest) or a creditor interest in another person which is a party to the transaction with the Issuer or any of its subsidiaries and the transaction is not material to such other person:

4. there are no material indirect relationships for any material underwriting discounts and commissions upon the sale of securities by STR where any of the specified persons was or is to be a principal underwriter or is a controlling person, or member, of a firm which was or is to be a principal underwriter:

5. there are no material indirect relationships as to any transaction involving the purchase or sale of assets by or to STR, its parent or any of its sister subsidiaries, otherwise than in the ordinary course of business, and thus, no cost of the assets to the purchaser and, if acquired by the seller within two years prior to the transaction, or costs thereof to the seller:



60


6. there are no material indirect relationships involving any material transactions which involve remuneration from STR, its parent or any of its sister subsidiaries, directly or indirectly, to any of the specified persons for services in any capacity unless the interest of such persons arises solely from the ownership individually or in the aggregate of less than 10 percent of any class of equity securities of another corporation furnishing the services to the issuer or its subsidiaries:

7. there are no persons on whose behalf any part of the offering is to be made in a non-issuer distribution, except to the extent that any authorized distributions by third-party sellers, who have not yet been retained, are made.





XI.

ITEM 10.

SECURITIES BEING OFFERED


	A. Capital stock:

l. title of class: common;

2. dividend rights: STR has not yet discussed dividends, and plan to do so only in the context of retaining a compensation expert to guide us on this issue;

3. voting rights: common to all. All shareholders have one vote for each share owned;

4. liquidation rights:

Shareholder liquidation rights have not been discussed as of yet. Shareholder 'resale' rights are governed by the Reg. A+ rules within the first 12 months of sale, and, in aggregate, cannot exceed 30% of the total shares sold. Further, excepting this modification to Rule 144 of the SEC, any such sellers must comply with the remaining portions of the rule;











			61


5. preemptive rights:

There are no preemptive rights, and no contracts for any preemptive rights, and thus, the 'one class / one price' format is maintained. In general, however, all shareholders will be issued additional shares with each successive new issue, consistent with their amounts held and as calculated using the dilution formula shown above;

6. conversion rights:

There are no conversion rights because there is only one class of stock: common/voting;

7. redemption provisions:

There has been no discussion, yet, as to any redemption of shares, and same will take place upon the retainer of a compensation and shares expert in order to provide guidance;

8. sinking fund provisions:

As there are no bonds being sold in this offering, there are no sinking fund provisions ;

9. liability to further calls or to assessment by the issuer:

Because the qualification application is limited to $6 million[29] to be sold by third-party sellers, there will be no calls or assessments by the Issuer, without further application and qualification;





	B. debt securities are being offered:

There are no debt securities being offered as all shares in the offering are 'one class/ one price.'












			62


	C. warrants, rights, or convertible securities:

There are no warrants, rights or convertible securities as all shares are 'one class/ one price.'


	D. Balance sheet[30]:


Assets

Current Assets[31]         2014               2015               2016

	Cash                    0               1,292.72              0

	Accounts
	receivable              0                  0                  0

	Inventory[32]           0                  0                  0

	Prepaid
	expenses[33]            0                  0                  0

	Short-term
	investments             0                  0                  0

Total current assets        0                  0                  0









			63


Fixed (long-term) Assets

	Long-term
	investments             0                    0                0



	Property, plant
	& equipment
	(less accumulated
	depreciation)[34]       0                    0                0

	Intangible assets       0                    0                0

Total fixed assets          0                    0                0


Other Assets

	Deferred income         0                    0                0

	Other                   0                    0                0

Total Other Assets          0                    0                0


Total Assets                0                    0                0















			64


Liabilities & Owner's Equity

Current Liabilities

	Accounts payable[35]    0                        0                0

	Short-term loans        0                        0                0


	Income taxes payable    0                        0                0

	Accrued salaries
	& wages                 0                        0                0

	Unearned income         0                        0                0

	Current portion of
	long-term debt          0                        0                0

Total current liabilities   0                        0                0


Long-term Liabilities

	Long-term debt          0                        0                0

	Deferred income tax     0                        0                0

	Other                   0                        0                0

Total long-term liabilities 0                        0                0
















			65




Owner's[36] Equity

	Owner's investment[37]  0                        0                0

	Retained earnings       0                        0                0

	Other                   0                        0                0

Total owner's equity        0                        0                0

Total Liabilities
& Owner's Equity            0                        0                0


	E. Statements of income, cash flows, and other stockholder equity:


Aside from the information provided in this offering circular, there are no other statements of income, cash flows or other stockholder equity;

	F. Financial Statements of Businesses Acquired or to be Acquired:

There are no businesses which have been acquired, and, at the present time, no plans to acquire any businesses, and thus, there are no financial statements other than any which are contained in this offering circular.

This being said, in terms of future and long-term planning, STR will likely acquire certain businesses, for example, small, local broadband companies, where existing middle mile infrastructure makes such purchases feasible, and also where such purchases, with an existing customer base, may allow for ease of expansion into contiguous unserved areas;















			66


XII.

ITEM 11.

REQUEST FOR QUALIFICATION


Southern Tier Region Rural Broadband Company, Inc., requests qualification by the United States Securities and Exchange Commission.


_________________________________________________________________
Footnotes:
[1] Current amendments made after Blue Sky qualification by the State of New York.
[2] Expenses of this Offering Circular are borne exclusively by the Issuer.
[3] 17 CFR 230.253
[4] All sales by the Issuer's representative to be concluded only in the State of Georgia. Sales by third-party sellers to be made pursuant to their own registrations in the States of Georgia or or other States.
[5] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[6] No shares offered on account of any securities holders.
[7] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[8] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[9] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[10] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[11] The minimum
for this offering is $3 million, and maximum for this offering is $6 million.
[12] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[13] Funds largely for New York Blue Sky qualification expenses.
[14] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[15] See, In Re Donald J. Trump Casino Securities Litigation - Taj
Mahal Litigation, 7 F.3d 357 (3rd Cir. 1993)
[16] See, Section 3 (b) (2) (C), SEC Rules, JOBS Act and Rule 405, SEC Rules [17] During the course of that survey period, Mr. Ramos mistakenly stated the effective date of JOBS Act/ Rule 506 in offering documents being prepared in anticipation of being offered in the State of Florida.
He resolved the issue with a pledge to avoid any such misstatements in the future. The matter is reported here:http://www.flofr.com/StaticPages/documents/OFRMonthlyReport122013.pdf
[18] See, footnote 5
[19] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[20] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[21] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[22] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[23] As amended, effective June 19, 2015.
[24] See, www.fcc.gov/encyclopedia/rural-broadband-experiments
[25] Rural Broadband Company, Inc.
[26] A useful analogy is with the earlier implementation of rural electrification in the United States.
[27] As with any new company, where service is basically voluntary, some officers and directors have been unable to donate any further time to the company. Elections for officers and directors are held in January of each year. [28] An earlier version of this Amended Offering Circular was uploaded onto EDGAR at the same time as the applicant's reply letter to the SEC.
[29] The minimum for this offering is $3 million, and maximum for this offering is $6 million.
[30] Form 1-A, Part F/S (a)(1) & (b)(1)(2) & (3)(A).
[31] The company was formed specifically to comply with both pre and post-JOBS Act requirements for Rule 506.
[32] The company does not sell product, and thus would have no inventory.
[33] Prior to the formation of the company, so as to comply with JOBS Act requirements, the project area that encopasses the company's reach, together with other project areas, to include other applicant companies, did achieve significant prepaid expense funding relative to the applications for stimulus funding. All of this funding activity pre-dated JOBS Act, and occurred largely in the years 2009-2010. That original funding allowed for the initial development of the company's project area and initial design.
[34] The company will make every effort to avoid owning property, such as land sites for cell. towers, or buildings for base stations. Such property has been shown to be of a loss nature for such projects, and, in addition, there is already a well-developed industry for the cellular tower sector that makes the ownership of property for the projects largely unnecessary. Further, plant and equipment, for the most part, will be owned by either the original equipment manufacturer and/or the distributor, and leased to the company.
[35] There are no accounts payable by the company. In the near future, however, consistent with its corporate structure, the parent company will expend funds to prepay for certain GIS mapping of one of the project areas within the company. This project area will serve as the first defined area for funding for Regulation A investors, upon approval of the Regulation A application.
[36] To the extent that this term describes the company. This as opposed to shares owned by individuals.
[37] To say again, the project area did benefit from prepaid expense funding that was provided in the beginning years for stimulus funding grant applications.


			67